Registration Statement No. 333-21057
                                                               Filed pursuant to
                                                                  Rule 424(b)(3)

                                TV FILME, INC.

                     Supplement, dated April 23, 1997, to
                       Prospectus, dated April 18, 1997

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 21, 1997, UNLESS EXTENDED.

            THE PURPOSE OF THIS SUPPLEMENT IS TO PROVIDE SUPPLEMENTAL INFORMATION REGARDING TV FILME, INC.'S (THE "COMPANY"), OFFER TO EXCHANGE $140,000,000 OF ITS 12-7/8% SENIOR NOTES DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR $140,000,000 OF ITS OUTSTANDING 12-7/8% SENIOR NOTES DUE 2004. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS, DATED APRIL 18, 1997 (THE
"PROSPECTUS"), OF THE COMPANY. THE INFORMATION INCLUDED IN THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS.


NEW MMDS REGULATIONS

GENERAL. On April 8, 1997, the Special Services Regulations were issued. These regulations outline the general procedures for the granting of licenses for the rendering of special telecommunications services (including MMDS) in Brazil. Based on the provisions of the Special Services Regulations, on April 16, 1997 the Ministry of Communications issued Administrative Rule No. 254, which approved the new wording of Rule 002/94 - Rev/97 (the "Current MMDS Rule"), regulating MMDS service. The Current MMDS Rule supersedes the MMDS Rule and the Revised MMDS Rule discussed in the Prospectus.

The Special Services Regulations provide that licenses for the provision of special telecommunication services must be granted to companies which are incorporated under Brazilian law and which have head-offices and management personnel located in Brazil. Under the terms of the Special Services Regulations, licenses may be granted for a period of 10 or 15 years and may be renewed for equivalent periods in accordance with the specific rules to be established in relation to each type of special telecommunication service. According to the Special Services Regulations, the granting of licenses for the rendering of special telecommunication services must be made through public auction, except under specific circumstances provided for in the legislation applicable to bidding procedures in general.

The Current MMDS Rule neither provides for the term of MMDS licenses nor establishes any limitation on the participation of foreign individuals or legal entities in the voting capital of a MMDS licensee. Under the Current MMDS Rule, the Ministry of Communications will prepare a plan which will include, among other things: (i) the areas in which MMDS service will be provided; (ii) the number of licenses which may be granted for each market; and (iii) the group of channels which will be available in each market.

With regard to the granting of MMDS licenses, the Current MMDS Rule provides that MMDS service will be classified into three different categories based upon the population of the market to be served. Markets will be categorized as follows: (i) Group A, consisting of markets with a population of under 300,000 inhabitants; (ii) Group B, consisting of markets with a population equal to or greater than 300,000 inhabitants but less than 700,000 inhabitants; and (iii) Group C, consisting of markets with a population equal to or greater than 700,000 inhabitants.

According to the Current MMDS Rule, each entity or its related companies may be awarded MMDS licenses for no more than seven Group C markets and twelve Group B markets. For this purpose, a legal entity will be deemed as related to another entity if one of them holds, directly or indirectly, at least 20% of the voting capital of the other, or if at least 20% of the voting capital of both entities is held, directly or indirectly, by the same individual or legal entity; successive interests in a chain being multiplied against each other to calculate the relevant participation percentage.

LICENSE PROCEDURES. Under the Current MMDS Rule, the award of a MMDS license may be based on one of the following criteria: (i) the price which will be charged subscribers; (ii) the price offered for the license; (iii) the technical features of the MMDS service; or (iv) a combination of the price offered for the license together with any one of the other foregoing enumerated criteria.

If the criteria to be utilized is a combination of the price offered for the license and the technical features of the MMDS service, the following factors, among others, also must be considered: (i) the timetable for installation of the MMDS headend; (ii) the number of channels to be dedicated to cultural and educational programming; (iii) the amount of time dedicated to local programming; and (iv) the number of local universities, schools, libraries, museums, hospitals and other establishments which will be offered services free of charge. The weight of each of the foregoing factors in relation to the price offered for the license will vary depending on whether the market is a Group A, Group B or Group C market.

Once a MMDS license has been awarded and the required installation permit has been obtained, the licensee will be required to install the headend and commence rendering services on a commercial basis within the period originally proposed by the licensee, which may not exceed twelve months; however, this period may be extended once for an equivalent period of time.

CHANNELS AVAILABLE FOR WIRELESS CABLE. Under the terms of the Current MMDS Rule, the number of channels which will be available in a market will be as follows:
(i) 16 channels in a Group A market; (ii) 15, 16 or 31 channels in a Group B market; and (iii) 31 channels in a Group C market.

                           -------------------------

            Requests for additional copies of the Prospectus and this Supplement and questions and requests for assistance may be directed to the Exchange Agent:


         BY MAIL:           BY HAND/OVERNIGHT EXPRESS:   FACSIMILE TRANSMISSION:

IBJ Schroder Bank & Trust   IBJ Schroder Bank & Trust         (212) 858-2611
         Company                     Company                  (For Eligible
       P.O. Box 84               One State Street           Institutions Only)
  Bowling Green Station      New York, New York 10004
    New York, New York        Attention: Securities         TO CONFIRM RECEIPT:
        10274-0084             Processing Window,             (212) 858-2103
Attention: Reorganization      Subcellar One (SC-1)
  Operations Department